Exhibit T3B-39

SECOND

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

LEMON AIDE LLC

This Second Amended and Restated Operating Agreement (the "Agreement") of LEMON AIDE LLC (the "Company"), effective as of September 21, 2021, is entered into by and between the Company and CSAC Acquisition Inc., a Nevada corporation, as the sole member of the Company (the "Member").

WHEREAS, the Company was formed as a limited liability company on February 12, 2016 by the filing of articles of organization ("Articles of Organization") with the Secretary of State of the State of Nevada (the "Secretary of State") pursuant to and in accordance with Chapter 86 of the Nevada Revised Statutes, as amended from time to time (the "Nevada LLC Act"); and

WHEREAS, on September 21, 2021, CSAC-The Canopy NV LLC merged with and into CSAC Acquisition Inc., a Nevada corporation and CSAC Acquisition Inc. became the sole member of Company; and

WHEREAS, the Member now desires to amend and restate the Amended and Restated Operating Agreement in its entirety in order to organize the limited liability company pursuant to Nevada law and to establish terms and conditions relating to its organization and governance as set forth in this Agreement;

NOW, THEREFORE, to reflect the foregoing, the Member and the Company hereby agree as follows:

1.      Name. The name of the company is LEMON AIDE LLC.

2.      Purpose. The purpose of the company is the transaction of any or all lawful business for which limited liability companies may be organized under the Nevada LLC act and to engage in any and all necessary or incidental activities.

3.      Powers. The company shall have all the powers necessary or convenient to carry out the purposes for which it is organized, including the powers granted by the Nevada LLC act.

4.      Principal Office; Registered Agent.

4.1.    Principal Office. The street address of the principal office of the Company outside of the State of Nevada shall be 590 Madison Ave., 26th Fl., New York, NY 10022 or such other location as the Member may from time to time designate.

4.2.    Registered Agent. The registered agent of the Company for service of process in the State of Nevada shall be that person or entity set out in the Articles of Organization. If the registered agent of the Company changes for any reason (including the resignation or termination of its current registered agent), the Company shall promptly file a statement of change in the manner provided by law.

5.      Members.

5.1.    Initial Member. The Member owns 100% of the member's interests of the Company. The name and the business, residence, or mailing address of the Member are as follows:

CSAC Acquisition Inc.

2601 South Bayshore Drive, Suite 900

Miami, FL 33133

5.2.   Additional Members. One or more additional members may be admitted to the Company with the written consent of the Member. Before the admission of any such additional members to the Company, the Company and the Member shall adopt a new operating agreement or amend this Agreement to make such changes as the Company and the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement or sign the new operating agreement, as necessary.

5.3.    Assignments. The Member may assign in whole or in part its limited liability interest.

5.4.    No Certificates for Member's Interests. The Company will not issue any certificates to evidence ownership of the member's interests.

6.      Management.

6.1.    Management of the Company.

(a)       The Company shall be manager-managed. The Member will appoint one or more managers (the “Manager”), and the Manager shall manage the Company in accordance with this Agreement. The Manager is an agent of the Company, and the actions of the Manager taken in such capacity and in accordance with this Agreement shall bind the Company. The initial managers are Jonathan Sandelman, Jennifer Drake and Charles Miles.

(b)       The Manager shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Manager shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement. The Manager shall have all rights and powers of a manager under the Nevada LLC Act, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement.

(c)       The Manager may, from time to time, designate one or more officers with such titles as may be designated by the Manager to act in the name of the Company with such authority as may be delegated to such officers by the Manager (each such designated person, an "Officer"). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Manager. Any action, including any debt contracted or liability incurred by or on behalf of the Company, taken by an Officer designated by the Manager pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer as set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

(d)      The Manager may be removed by the Member for any reason with or without cause. If a Manager is removed, resigns, dies or becomes incapacitated, the Member may appoint a new Manager.

6.2.    Powers of the Manager. The Manager shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts deemed by the Manager to be necessary or appropriate to effectuate the business, purposes and objectives of the Company, at the expense of the Company. Without limiting the generality of the foregoing, the Manager shall have the power and authority to (and may delegate such power and authority to any Authorized Person):

(a)       establish a record date with respect to all actions to be taken hereunder that require a record date be established, including with respect to allocations and distributions;

(b)       bring and defend on behalf of the Company actions and proceedings at law or in equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise; and

(c)       execute all documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary, desirable, convenient or incidental to the purpose of the Company, including, without limitation, all documents, agreements and instruments related to the purchase of business assets and the assumption of liabilities.

The expression of any power or authority of the Manager in this Agreement shall not in any way limit or exclude any other power or authority of the Manager which is not specifically or expressly set forth in this Agreement.

7.      No Management by Other Persons or Entities. Other than as authorized in this agreement, no other person or entity shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

8.      Reliance by Third Parties. Any person or entity dealing with the Company may rely upon a certificate signed by the Member, the Manager or any Officer as to:

(a)       the identity of the Member, the Manager or any Officer;

(b)       the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member, the Manager or any Officer or are in any other manner germane to the affairs of the Company;

(c)       the persons who or entities which are authorized to execute and deliver any instrument or document for or on behalf of the Company; or

(d)      any act or failure to act by the Company or as to any other matter whatsoever involving the Company, the Member, the Manager or any Officer.

9.      Liability of Member; Indemnification.

9.1.     Liability of Member. Except as otherwise required by the Nevada LLC Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Member shall not be personally liable for any such debt, obligation, or liability of the Company solely by reason of being or acting as a member of the Company or participating in the management or conduct of the business of the Company.

9.2.     Indemnification. To the fullest extent permitted under the Nevada LLC Act (after waiving all Nevada LLC Act restrictions on indemnification other than those which cannot be eliminated), the Member, the Manager and each Officer (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim, or expense (including attorney's fees) whatsoever incurred by the Member, the Manager and each Officer relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member, the Manager and each Officer on behalf of the Company; provided, however, that any indemnity under this Section 9.2 shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

10.     Term. The term of the Company shall be perpetual unless the Company is dissolved and liquidated in accordance with Section 13.

11.     Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property, or services as determined by the Member from time to time in its sole and absolute discretion; provided that, absent such determination, the Member is under no obligation, express or implied, to make any such contribution.

12.     Tax Status; Income and Deductions.

12.1.   Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company's tax status as a disregarded entity.

12.2.   Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of the Member.

12.3.   Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

13.    Dissolution; Liquidation.

(a)      The Company shall dissolve, and its affairs shall be wound up, on the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under the Nevada LLC Act, unless the Company's existence is continued pursuant to the Nevada LLC Act.

(b)      On dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Manager or the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Manager or the Member under this Agreement shall continue.

(c)       In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) and (ii) second, to the Member.

(d)      As soon as practicable after the Company is dissolved, the Manager or the Member shall file articles of dissolution in accordance with the Nevada LLC Act.

14.    Miscellaneous.

14.1.   Amendments. Amendments to this Agreement may be made only with the written consent of the Member.

14.2.   Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed, and enforced in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

14.3.   Severability. If any provision of this Agreement shall be declared to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

14.4.   No Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first written above.

COMPANY:

LEMON AIDE LLC

By:	/s/ Jonathan Sandelman
Name: Jonathan Sandelman
Title: Manager

MEMBER:

CSAC ACQUISITION INC.

By:	/s/ Jonathan Sandelman
Name: Jonathan Sandelman
Title: President